EXHIBIT 10.34

Herrn Dr. André Frodl [REDACTED] Gegen Empfangsbekenntnis	Mr. Dr. André Frodl [REDACTED] In return for acknowledgement of receipt
Dortmund, 15.02.2022	Dortmund, 15.02.2022

Information zu bevorstehenden Veränderungen bei Ihrem Arbeitgeber	Information about upcoming changes at your Current Employer
Sehr geehrter Herr Dr. Frodl,	Dear Mr. Dr. Frodl,

wie Ihnen bereits bekannt ist, werden im Rahmen des Projekts BPR in allen EMEA Ländern die Bereiche Vertrieb, Support und – sofern vorhanden – Produktion aufgeteilt und in eigenständige lokale Gesellschaften überführt.

As you are already aware, as part of the BPR project, the sales, support and - where applicable - production areas are being split up in all EMEA countries and transferred to independent local companies.

Für die Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik bedeutet dies, dass einerseits neben der Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik eine neue Gesellschaft, die Quaker Houghton Support Deutschland GmbH, gegründet wird und andererseits die bereits in Deutschland existierende Betriebsstätte (Branch) der Quaker Houghton Sales B.V. – die Quaker Houghton Sales B.V. Deutsche Zweigniederlassung – personell aufgestockt wird. Die Mitarbeiter aus den Bereichen „Produktion", „Logistik", „Einkauf“, „HR", „Finance", „IT“ und „Labor" bleiben bei der Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik, die Mitarbeiter aus dem Bereich „Support" (dazu gehören „Customer Services“, „Commercial Support“, „Technischer Support“ und „Fluidcare Support“) gehen auf die Quaker Houghton Support Deutschland GmbH über und die Mitarbeiter aus dem Bereich „Vertrieb" gehen auf die Quaker Houghton Sales B.V. Deutsche Zweigniederlassung über. Die Betriebsteile „Sales“ und „Support“ werden zukünftig von Quaker Houghton Support Deutschland GmbH („Support“) und Quaker Houghton Sales B.V. Zweigniederlassung Deutschland („Sales) weitergeführt.

For Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik, this means that on the one hand a new company, Quaker Houghton Support Deutschland GmbH Chemie für Metallbearbeitungs-Technik, will be established alongside Houghton Deutschland and on the other hand that the existing branch of Quaker Houghton Sales B.V. in Germany – Quaker Houghton Sales B.V. Deutsche Zweigniederlassung – will be staffed up. The employees from the areas "Production", "Logistics", "Purchasing", "HR", "Finance", "IT" and "Laboratory" will remain with Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik, the employees from the area "Support" (including "Customer Services", "Commercial Support", "Technical Support" and "Fluidcare Support") will be transferred to Quaker Houghton Support Deutschland GmbH and the employees from the "Sales" department will be transferred to Quaker Houghton Sales B.V. Deutsche Zweigniederlassung. In the future, other Quaker Houghton Support Deutschland GmbH and Quaker Houghton Sales B.V. Zweigniederlassung Deutschland will be responsible for areas “Sales” and “Support”.

Diese Vorgänge führen jeweils zu einem sogenannten Betriebs(teil)übergang im Sinne von § 613a BGB (Bürgerliches Gesetzbuch). Dadurch gehen sämtliche Arbeitsverhältnisse von Mitarbeitern aus den Bereichen „Sales“ und „Support“ automatisch kraft Gesetzes mit allen Rechten und Pflichten auf die Quaker Houghton Support Deutschland GmbH bzw. die Quaker Houghton Sales B.V. Zweigniederlassung Deutschland über.

Da Sie in keinem der Bereiche tätig sind, sind Sie nicht von diesen Betriebsübergängen betroffen. Auch wenn sich für Sie nichts ändern wird, möchten wir Sie gleichwohl über die bevorstehenden Umstrukturierungsmaßnahmen informieren.

This events will lead respectively to a so-called transfer of (a part of) the business within the meaning of Section 613a BGB (German Civil Code). Hereby all employment relationships employees of the areas “Sales” and “Support” will automatically be transferred to Quaker Houghton Support Deutschland GmbH or Quaker Houghton Sales B.V. Zweigniederlassung Deutschland by virtue of the law with all rights and obligations.

Since you are neither working in the areas “Sales” nor “Support”, you are not affected by these Transfers of Businesses. Nevertheless, we would like to inform you about upcoming the restructuring measures

1	Zeitpunkt der Betriebs(teil)übergänge	Time of the Transfers

Die Betriebs(teil)übergänge finden voraussichtlich mit Wirkung zum oder vor dem 4. April 2022 statt („Stichtag“). Ab dem Stichtag werden die betroffenen Bereiche „Sales“ und „Support“ in Ermangelung eines Widerspruchs auf die Quaker Houghton Support Deutschland GmbH bzw. die Quaker Houghton Sales B.V. Deutsche Zweigniederlassung übertragen. Bei der Houghton Deutschland GmbH werden die Bereiche „Sales“ und „Support“ zum Stichtag eingestellt.

The transfers are scheduled to take effect on or before 4 April 2022 (“Transfer Date”). As of the Transfer Date, the affected areas “Sales” and “Support” employees will be transferred to the Quaker Houghton Support Deutschland GmbH or the Quaker Houghton Sales B.V. Deutsche Zweigniederlassung. As of the Transfer Date, Houghton Deutschland GmbH will cease “Sales” and “Support” activities.

2
Geplante zukünftige Umfirmierung

Die Houghton Deutschland GmbH wird voraussichtlich im 4. Quartal 2022 in die Quaker Houghton Production Deutschland GmbH umfirmiert. Diese Umfirmierung hat selbst keine weiteren rechtlichen Konsequenzen für Sie.
Planned future Rebranding The Houghton Deutschland GmbH is expected to be rebranded to Quaker Houghton Production Deutschland GmbH in Q4 2022. This rebranding has no further legal implications for you.
3	Unternehmerische Gründe für die Betriebs(teil)übergänge	Entrepreneurial reasons for the Transfers

Dem Betriebs(teil)übergang liegen folgende unternehmerische Erwägungen zugrunde:

Die Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik mit Sitz in Dortmund gehört zum Quaker Houghton Konzern, der weltweit führend bei der Herstellung von industriellen Schmierstoffen und Prozessflüssigkeiten für die Stahl-, Aluminium-, Automobil-, Flugzeug-, Maschinen- und Industrieteileherstellung ist. Im August 2019 schlossen sich Quaker Chemical Corporation und Houghton International Inc. – beide mit Hauptsitz im Raum Philadelphia, USA – zu einem weltweit führenden Anbieter von Metallbearbeitungsflüssigkeiten und chemischen Speziallösungen zusammen. Seitdem wird das Ziel verfolgt, die beiden Traditionsunternehmen näher zusammenzuführen und so eine kundenorientierte und effiziente Infrastruktur aufzubauen. Die Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik in Dortmund ist ein Standort mit Produktion, Labor (R&D/QS/Service), EHS, Vertrieb, sowie den Bereichen HR, Finanzen, Einkauf, IT, Vertriebsinnendienst an dem aktuell 124 (Stand 1. Februar 2022) Arbeitnehmer beschäftigt werden.

Nach einer strategischen Festlegung der Konzernspitze, wie die Anforderungen und Erwartungen von Kunden zukünftig am besten bedient werden können, sowie die beste Möglichkeit innerhalb des Konzerns Synergieeffekte zu nutzen, wurde beschlossen, das Projekt BPR, welches bereits bei Legacy Quaker erfolgreich umgesetzt wurde, auch auf die Gesamtorganisation Quaker Houghton umzusetzen. BPR ist ein EMEA-weites Transformationsprojekt, das zum Ziel hat, das Betriebsmodell von Quaker Houghton EMEA zu verbessern und die Integration von Quaker und Houghton Deutschland in ein gemeinsames Unternehmen fortzusetzen. Vor diesem Hintergrund werden im Rahmen des Projekts BPR in allen EMEA Ländern die Bereiche Vertrieb, Support und – sofern vorhanden – Produktion aufgeteilt und in eigenständige lokale Gesellschaften überführt. Da Deutschland und damit auch Dortmund für den Quaker Houghton Konzern ein strategisch wichtiger Standort ist, werden ebenfalls Mitarbeiter anderer Konzerngesellschaften mit EMEA bzw. globaler Funktion auf die Quaker Houghton Support Deutschland GmbH übergeleitet.

Unabhängig von der Aufteilung der Arbeitnehmer in Produktion, Vertrieb und Support, soll das aktuelle Warenwirtschaftssystem JDE bei der Houghton Deutschland an das „Quaker JDE-Modell" angepasst werden. Diese Maßnahme dient der Harmonisierung der Arbeitssysteme und erleichtert somit die länderübergreifende Zusammenarbeit.

The Transfers of (part of) Businesses are based on the following business rational:

Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik, headquartered in Dortmund, Germany, is part of the Quaker Houghton Group, a global leader in the manufacture of industrial lubricants and process fluids for steel, aluminum, automotive, aircraft, machinery and industrial parts manufacturing. In August 2019, Quaker Chemical Corporation and Houghton International Inc. – both headquartered in the Philadelphia, USA – merged to become a global leader in metalworking fluids and specialty chemical solutions. Since then, the goal has been to bring the two long-established companies closer together to create a customer-oriented and efficient infrastructure. Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik in Dortmund is a site with production, laboratory (R&D/QA/Service), EHS, sales, as well as the HR, finance, purchasing, IT, and internal sales departments, which currently employs 124 people (as of 1 February 2022).

Following a strategic decision by the Group's top management on how best to meet customer requirements and expectations in the future, as well as the best way to exploit synergies within the Group, it was decided to implement the BPR project, which had already been successfully implemented at Legacy Quaker, across the entire Quaker Houghton organization. BPR is an EMEA-wide transformation project that aims to improve the Quaker Houghton EMEA operating model and continue the integration of Quaker and Houghton Germany into a single organization. Against this background, the sales, support and – f available – production departments in all EMEA countries will be split up and transferred to independent local companies as part of the BPR project. As Germany, and therefore Dortmund, is a strategically important location for the Quaker Houghton Group, employees from other Group companies with EMEA or global functions will also be transferred to Quaker Houghton Support Deutschland GmbH.

Regardless of the division of employees into production, sales and support, the current ERP system JDE at Houghton Germany will be adapted to the "Quaker JDE model". This measure serves to harmonize the work systems and thus facilitates cross-national cooperation.

4	Rechtliche, wirtschaftliche und soziale Folgen der Betriebs(teil)übergänge	Legal, Economic and Social Consequences of the Transfers
1.1	Keine unmittelbare Auswirkung auf Ihr Arbeitsverhältnis	No direct impact on your employment relationship
	Ihr Arbeitsverhältnis ist von den Maßnahmen nicht betroffen und besteht auch nach dem Stichtag zu unveränderten Konditionen fort.	Your employment relationship is not affected by the restructuring measures and will continue after the Transfer Date without any changes.
	Arbeitsrechtliche Besitzstände bleiben erhalten.	Vested rights will be continued.
1.2	Tarifverträge, Betriebsräte, Betriebsvereinbarungen	Collective Bargaining Agreements, Works Councils, Works Agreements

Die Betriebsübergänge haben keine unmittelbaren Auswirkungen auf den aktuellen Betriebsrat, die Betriebsvereinbarungen und etwaige Tarifverträge. Im Hinblick auf die anstehenden Neuwahlen eines Betriebsrats wird die tatsächliche Arbeitnehmeranzahl im Wahlzeitpunkt möglicherweise die Größe des zukünftigen Gremiums beeinflussen.

Der Betriebsrat hat einen Interessensausgleich und einen Sozialplan für das Projekt BPR geschlossen. Ihr Arbeitgeber hat darin den verbleibenden Mitarbeitern (also auch Ihnen) eine Standortsicherung ab Stichtag von 19 Monaten zugesichert.

There Transfers of Businesses have no direct impact on the current works council, the works agreements and collective bargaining agreements. With regard to the upcoming works council elections the amount of future works council members may be affected by the amount of employees during the elections.

The works council has concluded a reconciliation of interests and a social plan for the BPR project. Your Employer has assured for the remaining employees to keep the location from transfer date 19 month.

5	Ansprechpartner	Contact person
	Sollten Sie zu diesem Schreiben weitere Fragen haben, wenden Sie sich bitte an: Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik, Herrn Heico von Broich Giselherstr. 57, 44319 Dortmund.	Please direct any questions with regard to this letter to: Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik, Herrn Heico von Broich Giselherstr. 57, 44319 Dortmund.
	Die kommenden Monate werden eine spannende Zeit. Wir halten Sie natürlich über die weiteren Entwicklungen auf dem Laufenden.	The months ahead will be an exciting time. We will certainly inform you about further developments.
	Mit freundlichen Grüßen	Yours faithfully

    /s/ Heico von Broich, Geschäftsführer der Houghton Deutschland GmbH Chemie für Metallbearbeitungs-Technik

Private and Confidential
Andre Frodl
November 11, 2025

Dear Andre,

Further to recent conversations I am pleased to offer you the position of VP, R&D effective October 1, 2025. You will be eligible for your next merit increase in March 2027. Please see the terms of your offer below.

Start date:	10/1/2025
Job Title:	VP, R&D
Job Level:	Vice President
Salary:	260992.85€ p.a., 12 installments
Bonus:	35% (Global)

All other terms and conditions of your contract remain the same. If you are happy to accept the offer, please sign below and return to hrgermany@quakerhoughton.com

I look forward to our continued together. If you have any questions, please don't hesitate to contact me.

Yours sincerely,
/s/ JEETWAT BIJLANI
Jeewat Bijlani
EVP, Chief Strategy Officer

I acknowledge receipt of the letter, dated November 11, 2025, in respect of the offer of the position of VP, R&D I hereby accept the position offered:

/s/ ANDRE FRODL
Andre Frodl, Signature

11.13.25
Date

Quaker Houghton Production Deutschland GmbH
Giselherstrasse 57 D-44319 Dortmund- T: +49 (0) 231/ 92771001 F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschatt Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRS 24270 - USt-ld.- Nr. DE154818500 - Geschaftsfuhrung A.J.T.M. Luijks